Exhibit 99.2
Report of Independent Registered Public Accounting Firm
The Board of Directors of Williams Partners GP LLC
We have audited the accompanying consolidated balance sheet of Williams Partners GP LLC as of December 31, 2005. The consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated balance sheet based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for the opinion.
In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Williams Partners GP LLC, in conformity with U.S. generally accepted accounting principles.
As described in Note 1, the balance sheet has been restated to reflect the acquisition of a 25.1 percent membership interest in Williams Four Corners LLC.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
September 15, 2006

WILLIAMS PARTNERS GP LLC
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2006	2005*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,499	$6,839
Accounts receivable:
Trade	1,060	1,840
Other	3,815	2,104
Gas purchase contract — affiliate	5,021	5,320
Product imbalance	1,563	760
Prepaid expenses	1,677	1,133
Other current assets	628	—

Total current assets	41,263	17,996

Investment in Williams Four Corners	156,544	152,003
Investment in Discovery Producer Services	148,388	150,260
Property, plant and equipment, net	68,436	67,931
Gas purchase contract — noncurrent — affiliate	2,377	4,754
Other	2,534	—

Total assets	$419,542	$392,944

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	$5,477	$3,906
Affiliate	2,709	4,846
Deferred revenue	7,036	3,552
Accrued liabilities	2,385	2,373

Total current liabilities	17,607	16,393

Long-term debt	150,000	—
Environmental remediation liabilities	3,964	3,964
Other noncurrent liabilities	766	762
Advances from affiliate	4,614	1,716
Minority interest	337,192	112,160
Commitments and contingent liabilities (Note 11)
Owners’ equity:
Owners’ equity	(87,101)	259,665
Note receivable from parent	(7,500)	—

Total owner’s equity	(94,601)	259,665

Total liabilities and owners’ equity	$419,542	$392,944

*	Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
Note 1. Organization
     We are a Delaware limited partnership formed by The Williams Companies, Inc. (“Williams”) in February 2005, to become the general partner of Williams Partners L.P. (the “Partnership”). We currently own a 2 percent general partner interest and incentive distribution rights in the Partnership. However, due to the substantive control granted to us by the partnership agreement we consolidate our interest in the Partnership. Unless the context clearly indicates otherwise, references to “we,” “our,” “us,” or like terms refer to Williams Partners GP LLC and include the operations of the Partnership. We are a wholly owned subsidiary of Williams.
     The Partnership is a Delaware limited partnership formed in February 2005, to acquire and own (1) a 40 percent interest in Discovery Producer Services LLC (“Discovery”) (2) the Carbonate Trend gathering pipeline off the coast of Alabama; (3) three integrated natural gas liquids (“NGL”) product storage facilities near Conway, Kansas; and (4) a 50 percent undivided ownership interest in a fractionator near Conway, Kansas. Prior to the closing of the Partnership’s initial public offering (the “IPO”) in August 2005, the 40 percent interest in Discovery was held by Williams Energy, L.L.C. (“Energy”) and Williams Discovery Pipeline LLC; the Carbonate Trend gathering pipeline was held in Carbonate Trend Pipeline LLC (“CTP”), which was owned by Williams Mobile Bay Producers Services, L.L.C.; and the NGL product storage facilities and the interest in the fractionator were owned by Mid-Continent Fractionation and Storage, LLC (“MCFS”). All of these are wholly owned indirect subsidiaries of The Williams Companies, Inc. (collectively “Williams”). Additionally, Williams Partners Operating LLC (“Williams OLLC”), an operating limited liability company (wholly owned by the Partnership) through which all the Partnership’s activities are conducted, was formed.
     The accompanying unaudited interim consolidated balance sheet includes all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position at June 30, 2006. Certain amounts in the consolidated balance sheet for 2005 have been reclassified to conform to the current period’s presentation.
     Initial Public Offering and Related Transactions
     On August 23, 2005, the Partnership completed an IPO of 5,000,000 common units representing limited partner interests in us at a price of $21.50 per unit. The proceeds of $100.2 million, net of the underwriters’ discount and a structuring fee totaling $7.3 million, were used to:
•	distribute $58.8 million to Williams, in part to reimburse Williams for capital expenditures relating to the assets contributed to us and for a gas purchase contract contributed to us;

•	provide $24.4 million to make a capital contribution to Discovery to fund an escrow account required in connection with the Tahiti pipeline lateral expansion project;

•	provide $12.7 million of additional working capital; and

•	pay $4.3 million of expenses associated with the IPO and related formation transactions.
     Concurrent with the closing of the IPO, the 40 percent interest in Discovery and all of the interests in CTP and MCFS were contributed to the Partnership by Williams’ subsidiaries in exchange for an aggregate of 2,000,000 common units and 7,000,000 subordinated units. The public, through the underwriters of the offering, contributed $107.5 million ($100.2 million net of the underwriters’ discount and a structuring fee) to the Partnership in exchange for 5,000,000 common units, representing a 35 percent limited partner interest in the Partnership. Additionally, at the closing of the IPO, the underwriters fully exercised their option to purchase 750,000 common units from Williams’ subsidiaries at the IPO price of $21.50 per unit, less the underwriters’ discount and a structuring fee.

     Acquisition of Four Corners
     On June 20, 2006, the Partnership acquired a 25.1 percent membership interest in Williams Four Corners LLC (“Four Corners”) pursuant to an agreement with Williams Energy Services, LLC, Williams Field Services Group, LLC, Williams Field Services Company, LLC (“WFSC”), Williams OLLC and us for aggregate consideration of $360 million. Prior to closing, WFSC contributed to Four Corners its natural gas gathering, processing and treating assets in the San Juan Basin in New Mexico and Colorado and a 25.1 percent interest in Four Corners was contributed to us. At closing, we contributed the 25.1 percent interest in Four Corners to the Partnership and the Partnership distributed $360 million to us ($355.8 million net of our capital contribution related to a concurrent common unit offering by the Partnership). Of the $355.8 million, we loaned $7.5 million to our parent and the remainder was swept under Williams cash management program. We do not anticipate receiving repayment for these amounts and, therefore, have classified them as a component of owners’ equity. Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, our consolidated balance sheet at December 31, 2005 and notes have been restated to reflect the combined historical results of our investment in Four Corners.
     The Partnership financed this acquisition with a combination of equity and debt. On June 20, 2006, the Partnership issued 6,600,000 common units at a price of $31.25 per unit. Additionally, at the closing, the underwriters fully exercised their option to purchase 990,000 common units at a price of $31.25 per unit. This offering yielded net proceeds of $227.1 million after the payment of underwriting discounts and commissions of $10.1 million, but before the payment of other offering expenses. On June 20, 2006, the Partnership also issued $150 million aggregate principal of unsecured 7.5 percent Senior Notes due 2011 under a private placement debt agreement (See Note 6 – Credit Facilities, Long-Term Debt and Leasing Activities). Proceeds from this issuance totaled $146.8 million (net of $3.2 million of related expenses).
Note 2. Description of Business
     We are principally engaged in the business of gathering, transporting and processing natural gas and fractionating and storing NGLs. Operations of our businesses are located in the United States and are organized into two reporting segments: (1) Gathering and Processing and (2) NGL Services. Our Gathering and Processing segment includes our equity investments in Discovery and Four Corners and the Carbonate Trend gathering pipeline. Our NGL Services segment includes the Conway fractionation and storage operations.
     Gathering and Processing. We own a 25.1 percent interest in Four Corners. Four Corners’ natural gas gathering, processing and treating assets consist of, among other things, (1) a 3,500-mile natural gas gathering system in the San Juan Basin in New Mexico and Colorado with a capacity of two billion cubic feet per day, (2) the Ignacio natural gas processing plant in Colorado and the Kutz and Lybrook natural gas processing plants in New Mexico, which have a combined processing capacity of 760 million cubic feet per day (“MMcf/d”) and (3) the Milagro and Esperanza natural gas treating plants in New Mexico, which have a combined carbon dioxide treating capacity of 750 MMcf/d.
     We own a 40 percent interest in Discovery, which includes a wholly owned subsidiary, Discovery Gas Transmission LLC. Discovery owns (1) a 273-mile natural gas gathering and transportation pipeline system, located primarily off the coast of Louisiana in the Gulf of Mexico, (2) a 600 MMcf/d cryogenic natural gas processing plant in Larose, Louisiana, (3) a 32,000 barrels per day (“bpd”) natural gas liquids fractionator in Paradis, Louisiana and (4) two onshore liquids pipelines, including a 22-mile mixed NGL pipeline connecting the gas processing plant to the fractionator and a 10-mile condensate pipeline connecting the gas processing plant to a third party oil gathering facility. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such. Hence, this equity investment is considered part of the Gathering and Processing segment.
     Our Carbonate Trend gathering pipeline is an unregulated sour gas gathering pipeline consisting of approximately 34 miles of pipeline off the coast of Alabama.
     NGL Services. Our Conway storage facilities include three underground NGL storage facilities in the Conway, Kansas, area with a storage capacity of approximately 20 million barrels. The facilities are connected via a series of pipelines. The storage facilities receive daily shipments of a variety of products, including mixed NGLs and fractionated products. In addition to pipeline connections, one facility offers truck and rail service.
     Our Conway fractionation facility is located near McPherson, Kansas, and has a capacity of approximately 107,000 bpd. We own a 50 percent undivided interest in these facilities representing capacity of approximately 53,500 bpd. ConocoPhillips and ONEOK, Inc. are the other owners. Williams operates the facility pursuant to an operating agreement that extends until May 2011. The fractionator separates mixed NGLs into five products: ethane, propane, normal butane, isobutane and natural gasoline. Portions of these products are then transported and stored at our Conway storage facilities.
Note 3. Summary of Significant Accounting Policies
     Basis of Presentation. The consolidated balance sheets have been prepared based upon accounting principles generally accepted in the United States and include the accounts of the parent and our controlled subsidiaries. Intercompany accounts and transactions have been eliminated.
     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet and accompanying notes. Actual results could differ from those estimates.
     Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the balance sheet and for which it would be reasonably possible that future events or information could change those estimates include:
•	impairment assessments of investments and long-lived assets;

•	loss contingencies;

•	environmental remediation obligations; and

•	asset retirement obligations.
These estimates are discussed further throughout the accompanying notes.
     Proportional Accounting for the Conway Fractionator. No separate legal entity exists for the fractionator. We hold a 50 percent undivided interest in the fractionator property, plant and equipment, and we are responsible for our proportional share of the costs and expenses of the fractionator. As operator of the facility, we incur the liabilities of the fractionator (except for certain fuel costs purchased directly by one of the co-owners) and are reimbursed by the co-owners for their proportional share of the total costs and expenses. Each co-owner is responsible for the marketing of their proportional share of the fractionator’s capacity. Accordingly, we reflect our proportionate share of the fractionator property, plant and equipment in the Consolidated Balance Sheet. Liabilities in the Consolidated Balance Sheet include those incurred on behalf of the co-owners with corresponding receivables from the co-owners. Accounts receivable also includes receivables from our customers for fractionation services.
     Cash and Cash Equivalents. Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.
     Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful.

     Investments. We account for our investments in Discovery and Four Corners under the equity method since we do not control either. In 2004, we recognized an other-than-temporary impairment of our investment in Discovery. As a result, Discovery’s underlying equity exceeds the carrying value of our investment at December 31, 2005.
     Property, Plant and Equipment. Property, plant and equipment is recorded at cost. We base the carrying value of these assets on capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on the straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that enhance the functionality or extend the useful lives of the assets are capitalized. The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition.
     We record an asset and a liability equal to the present value of each expected future asset retirement obligation (“ARO”). The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in operating income.
     Revenue Recognition. The nature of our businesses result in various forms of revenue recognition. Our Gathering and Processing segment recognizes revenue from gathering services when the services have been performed. Our NGL Services segment recognizes (1) fractionation revenues when services have been performed and product has been delivered, (2) storage revenues under prepaid contracted storage capacity evenly over the life of the contract as services are provided and (3) product sales revenue when the product has been delivered.
     Gas purchase contract. In connection with the Partnership’s IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. The gas purchase contract is for the purchase of 80,000 MMBtu per month and terminates on December 31, 2007. The initial value of this contract is being amortized to expense over the contract life.
     Product Imbalances. In the course of providing fractionation and storage services to our customers, we realize product gains and losses that are reflected as product imbalance receivables or payables on the Consolidated Balance Sheet. These imbalances are valued based on the market price of the products when the imbalance is identified and are evaluated for the impact of a change in market prices at the balance sheet date. Certain of these product gains and losses arise due to the product blending process at the fractionator. Others are realized when storage caverns are emptied. Storage caverns are emptied periodically to determine whether any product gains or losses have occurred, and as these caverns are emptied, it is possible that the resulting product gains or losses could have a material impact to the results of operations for the period during which the cavern drain is performed.
     Impairment of Long-Lived Assets and Investments. We evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value of the assets is recoverable. We apply a probability weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes. If the carrying value is not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
     We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.

     Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.
     Income Taxes. We are not a taxable entity for federal and state income tax purposes. The tax on our net income is borne by our owner, The Williams Companies, Inc.
     Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing contamination caused by past operations that do not contribute to current or future revenue generation are expensed. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account our prior remediation experience. Environmental contingencies are recorded independently of any potential claim for recovery.
     Capitalized Interest. We capitalize interest on major projects during construction to the extent we incur interest expense. Historically, Williams provided the financing for capital expenditures; hence, the rates used to calculate the interest were based on Williams’ average interest rate on debt during the applicable period in time.
     Owners’ Equity. Because we are part of a controlled group that includes other wholly owned subsidiaries of Williams, the ownership interests that the other entities in this controlled group have in the Partnership are classified as Owners’ equity on the Consolidated Balance Sheet.
     Recent Accounting Standards. In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised SFAS No. 123, “Share-Based Payment,” which was adopted by Williams in January 2006. The Statement requires that compensation costs for all share-based awards to employees be recognized in the financial statements at fair value. Accordingly, payroll costs reflect additional compensation costs related to the adoption of this accounting standard. These costs relate to Williams’ common stock equity awards made between Williams and its employees. The adoption of this Statement beginning in the first quarter of 2006 had no material impact on our financial position.
     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which will be applied prospectively for inventory costs incurred in fiscal years beginning after June 15, 2005. The Statement amends Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify that abnormal amounts of certain costs should be recognized as current period charges and that the allocation of overhead costs should be based on the normal capacity of the production facility. The impact of this Statement on our Consolidated Balance Sheet will not be material.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, and will be applied prospectively. The Statement amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which is effective prospectively for reporting a change in accounting principle for fiscal years beginning after December 15, 2005. The Statement changes the reporting of a change in accounting principle to require retrospective application to prior periods’ financial statements, except for explicit transition provisions provided for in any existing accounting pronouncements, including those in the transition phase when SFAS No. 154 becomes effective.

Note 4. Related Party Transactions
     The employees of our operated assets and all of our general and administrative employees are employees of Williams. Williams directly charges us for the payroll costs associated with the operations employees and certain general and administrative employees. Williams carries the obligations for most employee-related benefits in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off. Certain of these costs are charged back to the other Conway fractionator co-owners.
     Williams charges its affiliates, including us and its Midstream segment, of which we are a part, for certain corporate administrative expenses that are directly identifiable or allocable to the affiliates. Direct costs charged from Williams represent the direct costs of services provided by Williams on our behalf. Prior to the IPO, a portion of the charges allocated to the Midstream segment were then reallocated to us. These allocated corporate administrative expenses are based on a three-factor formula, which considered revenues; property, plant and equipment; and payroll. Certain of these costs are charged back to the other Conway fractionator co-owners. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams.
     We purchase fuel for the Conway fractionator, including fuel on behalf of the co-owners, from Williams Power Company (“Power”), a wholly owned subsidiary of Williams. These purchases are made at market rates at the time of purchase. In connection with the IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. The initial value of this contract is being amortized to expense over the contract life. The carrying value of this contract is reflected as Gas purchase contract — affiliate and Gas purchase contract — noncurrent — affiliate on the Consolidated Balance Sheet.
     We sell surplus propane and other NGLs to Power, which takes title to the product and resells it, for its own account, to end users. Correspondingly, we purchase ethane and other NGLs from Power to replenish deficit product positions. The transactions conducted between us and Power are transacted at current market prices for the products.
     The per-unit gathering fee associated with two of our Carbonate Trend gathering contracts was negotiated on a bundled basis that includes transportation along a segment of a pipeline system owned by Transcontinental Gas Pipe Line Company (“Transco”), a wholly owned subsidiary of Williams. The fees we realize are dependent upon whether our customer elects to utilize this Transco capacity. When they make this election, our gathering fee is determined by subtracting the Transco tariff from the total negotiated fee. The rate associated with the capacity agreement is based on a Federal Energy Regulatory Commission tariff that is subject to change. Accordingly, if the Transco rate increases, our net gathering fees for these two contracts may be reduced. The customers with these bundled contracts must make an annual election to receive this capacity. For 2005 and 2006, only one of our customers has elected to utilize this capacity.
     We participate in Williams’ cash management program. As of June 30, 2006 and December 31, 2005, our net Advances from affiliate consisted of unsecured promissory note agreements with Williams for both advances to and from Williams and its subsidiaries. The advances are due on demand; however, repayment between Williams and its subsidiaries has not historically been required. Therefore, Advances from affiliate at June 30, 2006 and December 31, 2005 were classified as noncurrent. Interest on these advances is calculated using Williams’ weighted average cost of debt applied to the outstanding balance of the advances. The interest rate on the Advances from affiliate was 7.81 percent at June 30, 2006 and 7.7 percent at December 31, 2005.
Note 5. Equity Investments
     We use the equity method to account for our 25.1 percent ownership interest in Four Corners and our 40 percent ownership interest in Discovery. Williams owns an additional 20 percent ownership interest in Discovery and the remaining 74.9 percent ownership interest in Four Corners.

     Williams Four Corners
      Prior to June 20, 2006, Four Corners made distributions to Williams associated with Four Corners’ operations prior to our acquisition of a 25.1 percent ownership interest. These distributions resulted in a revised basis used for the calculation of the 25.1 percent interest transferred to us; therefore, the carrying value of our 25.1 percent interest in Four Corners and partners’ capital decreased $11.8 million during the period from January 1, 2006 to June 20, 2006 and $32.2 million in 2005.
     Four Corners reimburses Williams for actual payroll and employee benefit costs incurred on its behalf. In addition, Four Corners is charged for certain administrative expenses by Williams. These charges are either directly identifiable or allocated to Four Corners. Direct charges are for goods and services provided by Williams at our request. Allocated charges are allocated based on a three-factor formula, which considers revenues, property, plant and equipment and payroll. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to Four Corners.
     The operation of the Four Corners gathering system includes the routine movement of gas across gathering systems. This activity is referred to as “crosshauling.” Crosshauling typically involves the movement of some natural gas between gathering systems at established interconnect points to optimize flow. As a result, Four Corners must purchase gas for delivery to customers at certain plant outlets and has excess volumes to sell at other plant outlets. These purchases and sales transactions are conducted for Four Corners by Power, at current market prices. Historically, Power has not charged Four Corners a fee for providing this service, but has occasionally benefited from price differentials that historically existed from time to time between the plant outlets.
     Four Corners also purchases natural gas for fuel and shrink replacement from Power. These purchases are made at market rates at the time of purchase.
     Four Corners purchases natural gas from Power for steam conversion services at the Milagro cogeneration facility. The natural gas cost charged to Four Corners by Power has been favorably impacted by Power’s fixed price natural gas fuel contracts. These arrangements expire in the fourth quarter of 2006. Williams is evaluating the means by which Four Corners will obtain waste heat to generate steam beyond the life of this agreement and expect that Four Corner’s Milagro natural gas fuel costs will increase due to Williams’ expectation that future market prices will exceed prices associated with these agreements.
     Four Corners sells the NGLs to which they take title to Williams Midstream Marketing and Risk Management, LLC (“WMMRM”), a wholly owned indirect subsidiary of Williams.
     One of Four Corner’s major customers is Williams Production Company (“WPC”), a wholly owned subsidiary of Williams. WPC is one of the largest natural gas producers in the San Juan Basin and Four Corners provides natural gas gathering, treating and processing services to WPC under several contracts.
     Four Corners has a $20 million revolving credit facility with Williams as the lender. The facility is available to fund working capital borrowings and for other purposes.
     Discovery Producer Services
     Of the total Discovery ownership interest owned by Williams prior to the transfer of 40 percent to us, a portion was acquired by Williams in April 2005 resulting in a revised basis used for the calculation of the 40 percent interest transferred to us in connection with the Partnership’s IPO. As a result, the carrying value of our 40 percent interest in Discovery and Owners’ equity decreased $11.0 million during the second quarter of 2005.
     On August 22, 2005, Discovery made a distribution of approximately $43.8 million to Williams and the other member of Discovery at that date. This distribution was associated with Discovery’s operations prior to the Partnership’s IPO; hence, we did not receive any portion of this distribution. The distribution resulted in a revised basis used for the calculation of the 40 percent interest transferred to us in connection with the Partnership’s IPO. As a result, the carrying value of our 40 percent interest in Discovery and Owners’ equity decreased $17.5 million during the third quarter of 2005.
     In September 2005, we made a $24.4 million capital contribution to Discovery for a substantial portion of our share of the estimated future capital expenditures for the Tahiti pipeline lateral expansion project.
     Williams is the operator of Discovery. Discovery reimburses Williams for actual payroll and employee benefit costs incurred on its behalf. Additionally, Discovery purchases a portion of the natural gas from Williams to meet its fuel and shrink requirements at its processing plant.
     Discovery pays Williams a monthly operations and management fee to cover the cost of accounting services, computer systems and management services provided to it. Discovery also has an agreement with Williams pursuant to which Williams markets the NGLs and excess natural gas to which Discovery takes title.
     Summarized balance sheets for 100 percent of Four Corners and 100 percent of Discovery are presented below (in thousands):
Williams Four Corners LLC

	June 30,	December 31,
	2006	2005
	(Unaudited)
Current assets	$35,757	$18,832
Non-current assets	24,423	25,228
Property, plant and equipment	582,613	591,034
Current liabilities	(17,992)	(27,978)
Non-current liabilities	(1,118)	(1,526)

Members’ capital	$623,683	$605,590

Discovery Producer Services LLC

	June 30,	December 31,
	2006	2005
	(Unaudited)
Current assets	$48,974	$70,525
Non-current restricted cash and cash equivalents	32,509	44,559
Property, plant and equipment	354,300	344,743
Current liabilities	(20,870)	(45,070)
Non-current liabilities	(1,172)	(1,121)

Members’ capital	$413,741	$413,636

Note 6. Property, Plant and Equipment
     Property, plant and equipment, at cost, as of December 31, 2005 is as follows (in thousands):

		Estimated
		Depreciable
		Lives
Land and right of way	$2,373
Fractionation plant and equipment	16,646	30 years
Storage plant and equipment	65,892	30 years
Pipeline plant and equipment	23,684	20-30 years
Construction work in progress	1,886
Other	1,492	5-45 years

Total property, plant and equipment	111,973
Accumulated depreciation	44,042

Net property, plant and equipment	$67,931

     Effective December 31, 2005, we adopted FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional ARO when incurred if the liability’s fair value can be reasonably estimated. The Interpretation clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. As required by the new standard, we reassessed the estimated remaining life of all our assets with a conditional ARO. We recorded additional liabilities totaling $573,000 equal to the present value of expected future asset retirement obligations at December 31, 2005. The liabilities are slightly offset by a $16,000 increase in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Interpretation had been in effect at the date the obligation was incurred, and the net $557,000 reduced earnings in 2005. If the Interpretation had been in effect at the beginning of 2005, the impact to our Consolidated Balance Sheet would have been immaterial.
     The obligations relate to underground storage caverns and the associated brine ponds. At the end of the useful life of each respective asset, we are legally obligated to properly abandon the storage caverns, empty the brine ponds and restore the surface, and remove any related surface equipment.
     A rollforward of our asset retirement obligation for 2005 is presented below (in thousands).

Balance, January 1	$760
Liabilities incurred during the period	91
Liabilities settled during the period	(204)
Accretion expense	1
Estimate revisions	(460)
FIN No. 47 revisions	574

Balance, December 31	$762

Note 7. Accrued Liabilities
     Accrued liabilities as of December 31, 2005 are as follows (in thousands):

Environmental remediation — current portion	$1,424
Employee costs — affiliate	387
Taxes other than income	375
Other	187

$2,373

Note 8. Credit Facilities, Long-Term Debt and Leasing Activities
Credit Facilities
     On May 20, 2005, Williams amended its $1.275 billion revolving credit facility (“Williams facility”), which is available for borrowings and letters of credit, to allow us to borrow up to $75 million under the Williams facility. In May 2006, Williams replaced its $1.275 billion secured credit facility with a $1.5 billion unsecured credit facility. The new facility, which also allows us to borrow up to $75 million, contains substantially similar terms and covenants as the prior facility, but contains additional restrictions on asset sales, certain subsidiary debt and sale-leaseback transactions. Borrowings under the Williams facility mature in May 2009. Our $75 million borrowing limit under the Williams facility is available for general partnership purposes, including acquisitions, but only to the extent that sufficient amounts remain unborrowed by Williams and its other subsidiaries. Letters of credit totaling $378 million at December 31, 2005 and $107 million at June 30, 2006 had been issued on behalf of Williams by the participating institutions under the Williams facility and no revolving credit loans were outstanding.
     Interest on any borrowings under the Williams facility is calculated based on our choice of two methods: (i) a fluctuating rate equal to the facilitating bank’s base rate plus an applicable margin or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. We are also required to pay or reimburse Williams for a commitment fee based on the unused portion of our $75 million borrowing limit under the Williams facility, 0.325 percent at December 31, 2005 and 0.25 percent at June 30, 2006. The applicable margin, 1.75 percent at December 31, 2005 and 1.25 percent at June 30, 2006, and the commitment fee are based on Williams’ senior unsecured long-term debt rating. Under the Williams facility, Williams and certain of its subsidiaries, other than us, are required to comply with certain financial and other covenants. Significant financial covenants under the Williams facility to which Williams is subject include the following:
•	ratio of debt to net worth no greater than (i) 70 percent through December 31, 2005, and (ii) 65 percent for the remaining term of the agreement;

•	ratio of debt to net worth no greater than 55 percent for Northwest Pipeline Corporation, a wholly owned subsidiary of Williams, and Transco; and

•	ratio of EBITDA to interest, on a rolling four quarter basis, no less than (i) 2.0 for any period after March 31, 2005 through December 31, 2005, and (ii) 2.5 for any period after December 31, 2005 through December 31, 2007 and (iii) 3.0 for the remaining term of the agreement.
     In August 2005, we entered into a $20 million revolving credit facility (the “credit facility”) with Williams as the lender. The credit facility was amended and restated on August 7, 2006. The credit facility is available exclusively to fund working capital requirements. Borrowings under the credit facility mature on June 20, 2009 and bear interest at the one-month LIBOR. We pay a commitment fee to Williams on the unused portion of the credit facility of 0.30 percent annually. We are required to reduce all borrowings under the credit facility to zero for a period of at least 15 consecutive days once each 12-month period prior to the maturity date of the credit facility. As of August 7, 2006, the Partnership has had no borrowings under the working capital credit faciltiy.
Long-Term Debt
     On June 20, 2006, the Partnership issued $150.0 million aggregate principal of 7.5 percent senior unsecured notes in a private debt placement. The maturity date of the notes is June 15, 2011. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2006. Debt issuance costs associated with the notes totaled $3.2 million and are being amortized over the life of the notes.
     In connection with the issuance of the senior unsecured notes, the Partnership entered into a registration rights agreement with the initial purchasers of the senior unsecured notes whereby they agreed to conduct a registered exchange offer of exchange notes in exchange for the senior unsecured notes or cause to become effective a shelf registration statement providing for resale of the senior unsecured notes. If the Partnership fails to comply with certain obligations under the registration rights agreement, they will be required to pay liquidated damages in the form of additional cash interest to the holders of the senior unsecured notes. Upon the occurrence of such a failure to comply, the interest rate on the senior unsecured notes shall be increased by 0.25 percent per annum during the 90-day period immediately following the occurrence of such failure to comply and shall increase by 0.25 percent per annum 90 days thereafter until all defaults have been cured, but in no event shall such aggregate additional interest exceed 0.50 percent per annum.
     The terms of the senior notes are governed by an indenture that contains affirmative and negative covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur liens securing indebtedness, (2) mergers, consolidations and transfers of all or substantially all of our properties or assets, (3) Williams Partners Finance’s ability to incur additional indebtedness and (4) Williams Partners Finance’s ability to engage in any business not related to obtaining money or arranging financing for us or our other subsidiaries. We use the equity method of accounting for our investments in Discovery and Four Corners, and neither will be classified as our subsidiary under the indenture so long as we continue to own a minority interest in such entity. As a result, neither Discovery nor Four Corners will be subject to the restrictive covenants in the indenture. The indenture also contains customary events of default, upon which the trustee or the holders of the senior notes may declare all outstanding senior notes to be due and payable immediately.
     The senior notes are senior unsecured obligations and rank equally in right of payment with all of the Partnership’s other senior indebtedness and senior to all of the Partnership’s future indebtedness that is expressly subordinated in right of payment to the senior notes. The senior notes will not initially be guaranteed by any of our subsidiaries. In the future in certain instances as set forth in the indenture, one or more of our subsidiaries may be required to guarantee the senior notes.
     The Partnership may redeem the senior notes at its option in whole or in part at any time or from time to time prior to June 15, 2011, at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date, plus (3) a specified “make-whole” premium (as defined in the indenture). Additionally, upon a change of control (as defined in the indenture), each holder of the senior notes will have the right to require the Partnership to repurchase all or any part of such holder’s senior notes at a price equal to 101 percent of the principal amount of the senior notes plus accrued and unpaid interest. Except upon a change of control as described in the prior sentence, the Partnership is not required to make mandatory redemption or sinking fund payments with respect to the senior notes or to repurchase the senior notes at the option of the holders.
Leasing Activities
     We lease automobiles for use in our NGL Services segment. We account for these leases as operating leases. Future minimum annual rentals under non-cancelable operating leases as of December 31, 2005 are as follows (in thousands):

2006	$30
2007	29
2008	27
2009	10
2010	—

$96

Note 9. Long-Term Incentive Plan
     In November 2005, we adopted the Williams Partners GP LLC Long-Term Incentive Plan (the “Plan”) for employees, consultants, and directors who perform services for us. The Plan permits the grant of awards covering an aggregate of 700,000 common units. These awards may be in the form of options, restricted units, phantom units or unit appreciation rights. Our Board of Directors Compensation Committee administers the Plan.
     During November and December 2005, we granted 6,146 restricted units pursuant to the Plan to members of our Board of Directors who are not officers or employees. These restricted units vest six months from grant date.
Note 10. Major Customers, Concentration of Credit Risk and Financial Instruments
Major Customers
     In 2005, four customers, Williams Power Company (an affiliate company), SemStream, L.P., Enterprise and BP Products North America, Inc. (BP) accounted for approximately 25.9 percent, 17.1 percent, 14.1 percent and

13.5 percent, respectively, of our total revenues. SemStream, L.P., BP, Enterprise and Williams Power Company are customers of the NGL Services segment. Chevron is a customer of the Gathering and Processing segment.
     Four Corners’ largest customer, on a percentage of revenues basis, is WMMRM, which purchases and resells substantially all of the NGLs to which Four Corners takes title. WMMRM accounted for 48 percent of revenues in 2005. The remaining two largest customers accounted for 15 percent and 11 percent of revenues in 2005.
     Discovery’s largest customer, Williams, accounted for approximately $70.8 million (58 percent) of Discovery’s total revenues in 2005.
     Our Carbonate Trend gathering pipeline has only two customers. The loss of either of these customers, unless replaced, would have a significant impact on the Gathering and Processing segment.
Concentration of Credit Risk
     Our cash equivalents consist of high-quality securities placed with various major financial institutions with credit ratings at or above AA by Standard & Poor’s or Aa by Moody’s Investor’s Service.
     The following table summarizes the concentration of accounts receivable by service and segment as of December 31, 2005 (in thousands).

Gathering and Processing:
Natural gas gathering	$525
NGL Services:
Fractionation services	532
Amounts due from fractionator partners	1,834
Storage	793
Other	260

$3,944

     Our fractionation and storage customers include crude refiners; propane wholesalers and retailers; gas producers; natural gas plant, fractionator and storage operators; and NGL traders and pipeline operators. Our two Carbonate Trend natural gas gathering customers are oil and gas producers. While sales to our customers are unsecured, we routinely evaluate their financial condition and creditworthiness.
Financial Instruments
     The carrying amount of cash and cash equivalents reported in the balance sheet approximates fair value due to the short-term maturity of these instruments.
     The following table summarizes our financial instruments as of December 31, 2005 (in thousands).

	Carrying	Fair
	Amount	Value
Cash and cash equivalents	$6,839	$6,839
Note 11. Commitments and Contingencies
     Environmental Matters. We are a participant in certain environmental remediation activities associated with soil and groundwater contamination at our Conway storage facilities. These activities relate to four projects that are in various remediation stages including assessment studies, cleanups and/or remedial operations and monitoring. We continue to coordinate with the Kansas Department of Health and Environment (“KDHE”) to develop screening, sampling, cleanup and monitoring programs. The costs of such activities will depend upon the program scope ultimately agreed to by the KDHE and are expected to be paid over the next two to nine years.
     We have an insurance policy that covers up to $5.0 million of remediation costs until an active remediation system is in place or April 30, 2008, whichever is earlier, excluding operation and maintenance costs and ongoing monitoring costs, for these projects to the extent such costs exceed a $4.2 million deductible. The policy also covers costs incurred as a result of third party claims associated with then existing but unknown contamination related to the storage facilities. The aggregate limit under the policy for all claims is $25 million. In addition, under an omnibus agreement with Williams entered into at the closing of the IPO, Williams agreed to indemnify us for the $4.2 million deductible (less amounts expended prior to the closing of the IPO) of remediation expenditures not covered by the insurance policy, excluding costs of project management and soil and groundwater monitoring. There is a $14 million cap on the total amount of indemnity coverage under the omnibus agreement, which will be reduced by actual recoveries under the environmental insurance policy. There is also a three-year time limitation from the IPO closing date, August 23, 2005. The benefit of this indemnification will be accounted for as a capital contribution to us by Williams as the costs are reimbursed. We estimate that the approximate cost of this project management and soil and groundwater monitoring associated with the four remediation projects at the Conway storage facilities and for which we will not be indemnified will be approximately $200,000 to $400,000 per year following the completion of the remediation work.
     At June 30, 2006 and December 31, 2005, we had accrued liabilities totaling $5.5 million and $5.4 million, respectively, for these costs. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by KDHE and other governmental authorities and other factors.
     Other. We are not currently a party to any legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect upon our future financial position.
Note 12. Segment Disclosures
     Our reportable segments are strategic business units that offer different products and services. The Gathering and Processing segment includes our ownership interest in Four Corners, our ownership interest in Discovery and the Carbonate Trend gathering pipeline. The NGL Services segment includes three integrated NGL storage facilities and a 50 percent undivided interest in a fractionator near Conway, Kansas. The segments are managed separately because each segment requires different industry knowledge, technology and marketing strategies. The accounting policies of the segments are the same as those described in Note 3, Summary of Significant Accounting Policies. Long-lived assets are comprised of property, plant and equipment.

	Gathering &	NGL
	Processing	Services	Total
		(In thousands)
June 30, 2006:

Segment assets	$335,632	$67,211	$402,843
Other assets and eliminations			16,699

Total assets			$419,542

Equity method investments	$304,932	$—	$304,932
Additions to long-lived assets	—	2,259	2,259

December 31, 2005:

Segment assets	$323,012	$64,579	$387,591
Other assets and eliminations			5,353

Total assets			$392,944

Equity method investments	$302,263	$—	$302,263
Additions to long-lived assets	—	3,688	3,688